EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                  WP PRISM LLC,


                            WP PRISM MERGER SUB INC.


                                       AND


                           BAUSCH & LOMB INCORPORATED






                            Dated as of May 16, 2007







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                                TABLE OF CONTENTS

                                                                           PAGE

                                    ARTICLE I
                                   THE MERGER

SECTION 1.01.  The Merger; Effects of the Merger..............................2
SECTION 1.02.  Consummation of the Merger.....................................2
SECTION 1.03.  Certificate of Incorporation and Bylaws........................3
SECTION 1.04.  Directors and Officers.........................................3
SECTION 1.05.  Conversion of Shares...........................................3
SECTION 1.06.  Conversion of Common Stock of Merger Sub.......................3
SECTION 1.07.  Withholding Taxes..............................................3
SECTION 1.08.  Subsequent Actions.............................................4
                                   ARTICLE II
                        PAYMENT FOR SHARES; EQUITY AWARDS

SECTION 2.01.  Payment for Shares.............................................4
SECTION 2.02.  Closing of the Company's Transfer Books........................6
SECTION 2.03.  Treatment of Equity-Based Awards & Deferred Compensation.......6
SECTION 2.04.  Convertible Securities.........................................7
SECTION 2.05.  Adjustments....................................................7
SECTION 2.06.  Dissenting Shares..............................................8
                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization and Qualification.................................8
SECTION 3.02.  Capitalization.................................................9
SECTION 3.03.  Authority for this Agreement; Board Action....................11
SECTION 3.04.  Consents and Approvals; No Violation..........................11
SECTION 3.05.  Reports; Financial Statements.................................12
SECTION 3.06.  Absence of Certain Changes....................................14
SECTION 3.07.  Proxy Statement; Other Filings................................14
SECTION 3.08.  Brokers; Certain Expenses.....................................14
SECTION 3.09.  Employee Matters..............................................15
SECTION 3.10.  Employees.....................................................17
SECTION 3.11.  Litigation....................................................17
SECTION 3.12.  Tax Matters...................................................18
SECTION 3.13.  Compliance with Law; Permits..................................19
SECTION 3.14.  Environmental Matters.........................................20
SECTION 3.15.  Intellectual Property.........................................22
SECTION 3.16.  Real Property.................................................23


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                                TABLE OF CONTENTS

                                                                           PAGE

SECTION 3.17.  Material Contracts............................................24
SECTION 3.18.  Insurance.....................................................25
SECTION 3.19.  Related Party Transactions....................................26
SECTION 3.20.  Opinion.......................................................26
SECTION 3.21.  Required Vote of Company Shareholders.........................26
SECTION 3.22.  Takeover Laws, etc............................................27
SECTION 3.23   No Other Representations or Warranties........................27
                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01.  Organization and Qualification................................27
SECTION 4.02   Certificate of Incorporation and By-laws......................28
SECTION 4.03   Capitalization of Parent and Merger Sub.......................28
SECTION 4.04.  Authority for this Agreement..................................28
SECTION 4.05.  Consents and Approvals; No Violation..........................28
SECTION 4.06.  Proxy Statement; Other Filings................................29
SECTION 4.07   Absence of Litigation.........................................29
SECTION 4.08.  Financing.....................................................29
SECTION 4.09.  Brokers; Certain Expenses.....................................30
SECTION 4.10.  Operations of Parent and Merger Sub...........................30
SECTION 4.11.  Solvency......................................................31
SECTION 4.12.  Guarantee.....................................................31
SECTION 4.13   Ownership of Shares...........................................31
SECTION 4.14   No Other Representations or Warranties........................31
                                    ARTICLE V
                                    COVENANTS

SECTION 5.01.  Conduct of Business of the Company............................32
SECTION 5.02.  Solicitation..................................................35
SECTION 5.03.  Proxy Statement; Other Filings................................40
SECTION 5.04.  Shareholder Approval..........................................40
SECTION 5.05.  Access to Information.........................................41
SECTION 5.06.  Reasonable Best Efforts; Consents and Governmental Approvals..42
SECTION 5.07.  Indemnification and Insurance.................................44
SECTION 5.08.  Employee Matters..............................................45
SECTION 5.09.  Takeover Laws.................................................46
SECTION 5.10.  Notification of Certain Matters...............................46
SECTION 5.11.  Financing.....................................................47


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                                TABLE OF CONTENTS

                                                                           PAGE

SECTION 5.12.  Subsequent Filings............................................50
SECTION 5.13.  Press Releases................................................51
SECTION 5.14.  Stock Exchange Listing; De-Registration.......................51
SECTION 5.15.  Convertible Securities........................................51
SECTION 5.16.  Treatment of Certain Notes....................................52
SECTION 5.17.  Termination of Certain Other Indebtedness.....................54
SECTION 5.20   No Control of Other Party's Business..........................55
                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01.  Conditions to Each Party's Obligation to Effect the Merger....55
SECTION 6.02.  Conditions to Obligations of Parent and Merger Sub............56
SECTION 6.03.  Conditions to Obligations of the Company......................56
SECTION 6.04.  Frustration of Closing Conditions.............................57
                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

SECTION 7.01.  Termination...................................................57
SECTION 7.02.  Effect of Termination.........................................59
SECTION 7.03.  Fees and Expenses.............................................59
SECTION 7.04.  Maximum Recovery..............................................61
SECTION 7.05.  Amendment.....................................................62
SECTION 7.06.  Extension; Waiver; Remedies...................................62
                                  ARTICLE VIII
                                  MISCELLANEOUS

SECTION 8.01.  Representations and Warranties................................62
SECTION 8.02.  Entire Agreement Assignment...................................62
SECTION 8.03.  Jurisdiction; Venue...........................................63
SECTION 8.04.  Validity; Specific Performance................................63
SECTION 8.05.  Notices.......................................................63
SECTION 8.06.  Governing Law.................................................64
SECTION 8.07.  Descriptive Headings..........................................64
SECTION 8.08.  Parties in Interest...........................................65
SECTION 8.09.  Rules of Construction.........................................65
SECTION 8.10.  Counterparts..................................................65
SECTION 8.11.  Certain Definitions...........................................65


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                           GLOSSARY OF DEFINED TERMS

                                                                           PAGE

1990 Plan.....................................................................6
2001 Plan.....................................................................6
2003 Convertible Securities...................................................7
2003 Plan.....................................................................6
2004 Convertible Securities...................................................7
2005 10-K....................................................................13
2006 10-K....................................................................13
4% Preferred Shares...........................................................9
Acceptable Confidentiality Agreement.........................................65
Affiliate....................................................................65
Agreement.....................................................................1
Alternative Acquisition Agreement............................................38
Antitrust Law................................................................43
Associate....................................................................65
Balance Sheet Date...........................................................13
beneficial ownership.........................................................65
Book-Entry Shares.............................................................5
Business Day.................................................................65
Bylaws........................................................................9
Capitalization Date...........................................................9
Certificate of Incorporation..................................................9
Certificate of Merger.........................................................2
Certificates..................................................................5
Change of Board Recommendation...............................................38
Class A Preferred Shares......................................................9
Class B Share.................................................................3
Closing.......................................................................2
Closing Date..................................................................2
Code..........................................................................4
Common Share..................................................................3
Company.......................................................................1
Company Board Recommendation.................................................11
Company Disclosure Letter.....................................................8
Company Intellectual Property................................................22
Company Owned Intellectual Property..........................................22
Company SEC Reports..........................................................12
Company Securities...........................................................10
Confidentiality Agreement....................................................65
Contract.....................................................................12
Controlled Group Liability...................................................65
Convertible Securities........................................................7
Current Employees............................................................45


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Debt Financing...............................................................30
Debt Financing Commitments...................................................29
Debt Offers..................................................................52
Debt Redemption..............................................................52
Delayed Filings..............................................................66
Dissenting Share.............................................................66
Effective Date................................................................2
EMCR.........................................................................12
Environment..................................................................21
Environmental Claim..........................................................21
Environmental Law............................................................21
Environmental Permits........................................................20
Equity Financing.............................................................30
Equity Financing Commitments.................................................30
ERISA........................................................................15
ERISA Affiliate..............................................................16
ESPP..........................................................................7
ESPP Termination Date.........................................................7
Exchange Act.................................................................10
Excluded Party...............................................................36
Excluded Party Termination Fee...............................................61
Excluded Shares...............................................................3
Expenses.....................................................................60
FDA..........................................................................19
Filed SEC Documents...........................................................8
Financing....................................................................30
Financing Commitments........................................................30
Food and Drug Laws...........................................................19
Foreign Antitrust Laws.......................................................12
GAAP.........................................................................13
Governmental Entity..........................................................12
Guarantee.....................................................................1
Guarantor.....................................................................1
Hazardous Materials..........................................................21
hereby.......................................................................65
herein.......................................................................65
hereinafter..................................................................65
HSR Act......................................................................12
including....................................................................65
Indemnified Persons..........................................................44
Initiation Date..............................................................50
Intellectual Property Rights.................................................22
knowledge....................................................................66
Law..........................................................................11
Lien.........................................................................66


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Marketing Period.............................................................48
Material Adverse Effect......................................................66
Material Contract............................................................25
Medical Device...............................................................19
Merger........................................................................2
Merger Consideration..........................................................3
Merger Sub....................................................................1
Morgan Stanley...............................................................14
Notes........................................................................52
Notice Period................................................................38
NYBCL.........................................................................1
NYSE.........................................................................12
Offer Documents..............................................................52
Option........................................................................6
Other Filings................................................................14
Owned Real Property..........................................................23
Parent........................................................................1
Parent Disclosure Letter.....................................................27
Paying Agent..................................................................4
Payment Fund..................................................................4
Permits......................................................................19
Permitted Liens..............................................................67
Person.......................................................................68
Plan.........................................................................68
plan of merger...............................................................68
Preferred Shares..............................................................9
Proceeding...................................................................17
Proxy Statement..............................................................14
Real Property Leases.........................................................23
Related Party Transaction....................................................26
Release......................................................................22
Representatives..............................................................68
Required Information.........................................................49
Requisite Shareholder Approval...............................................27
Restricted Shares.............................................................6
Restricted Stock Units........................................................6
Reverse Breakup Fee..........................................................61
Sarbanes-Oxley Act...........................................................12
SEC...........................................................................8
Secretary of State............................................................2
Securities Act...............................................................12
Share.........................................................................3
Shares........................................................................3
Significant Subsidiary Securities............................................10
Social Security Act..........................................................20

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Solicitation Period End-Time.................................................35
Solvent......................................................................31
Special Committee.............................................................1
Special Meeting..............................................................41
Subsidiary...................................................................68
Surviving Corporation.........................................................2
Takeover Laws................................................................27
Tax..........................................................................18
Termination Fee..............................................................61
Treasury Regulations.........................................................68
WARN.........................................................................17

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 16, 2007, by and among WP PRISM LLC, a Delaware limited liability company ("PARENT"), WP PRISM MERGER SUB INC., a New York corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and BAUSCH & LOMB INCORPORATED, a New York corporation (the "COMPANY").

                                    RECITALS

          WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of non-management directors (the "SPECIAL COMMITTEE") thereof has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders (other than shareholders (if any) who invest in Parent or Merger Sub, as to whom the Special Committee has not made any such determination);

          WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, unanimously has approved (1) the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby, and unanimously has adopted and resolved to recommend that the Company's shareholders adopt the plan of merger contained in this Agreement in accordance with the requirements of the New York Business Corporation Law (the "NYBCL") and (2) the transactions contemplated by this Agreement, including the acquisition of the Company and shares of the capital stock of the Company by Parent, for purposes of Section 912 of the NYBCL and for purposes of Sections 13 and 14 of the Certificate of Incorporation;

          WHEREAS, the Board of Directors of Parent has approved the execution of this Agreement and the consummation of the transactions contemplated hereby, and the Board of Directors of Merger Sub has approved and declared advisable the execution of this Agreement and the consummation of the transactions contemplated hereby, and has unanimously adopted the plan of merger contained in this Agreement in accordance with the requirements of the NYBCL;

          WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Warburg Pincus Private Equity IX, L.P. (together with any entity to which the Guarantee is assigned in accordance with the terms thereof, the "GUARANTOR") is entering into a guarantee in favor of the Company (the "GUARANTEE") pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01. THE MERGER; EFFECTS OF THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the NYBCL, on the Effective Date, Merger Sub shall be merged with and into the Company (the "MERGER"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") under the name "Bausch & Lomb Incorporated" and shall continue its existence under the Laws of the State of New York. The Merger shall have the effects set forth herein and in Section 906 of the NYBCL. Without limiting the generality of the foregoing and subject thereto, on the Effective Date, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub, all the assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.02. CONSUMMATION OF THE MERGER. (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING," and the date on which the Closing actually occurs, the "CLOSING DATE") will take place at 10:00 a.m., local time, as promptly as practicable, but in no event later than the third Business Day, after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or at such other place or on such other date as Parent and the Company may mutually agree; PROVIDED, HOWEVER, that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VI as of any date, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (ii) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in ARTICLE VI as of the date determined pursuant to this proviso); PROVIDED, FURTHER, that notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VI, this Agreement may be terminated pursuant to and in accordance with SECTION 7.01 hereof such that the parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination.

          (b) On the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of New York (the "SECRETARY OF STATE") a duly executed certificate of merger (the "CERTIFICATE OF MERGER"), as required by the NYBCL, and shall take all such further actions as may be required by Law to make the Merger effective. The date of the filing of the Certificate of Merger by the Secretary of State (or such later date as shall be agreed to by the parties hereto and is specified in the Certificate of Merger) is referred to as the "EFFECTIVE DATE."

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          SECTION 1.03. CERTIFICATE OF INCORPORATION AND BYLAWS. On the
Effective Date, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Date, except that ARTICLE I thereof shall read as follows: "The name of the Corporation is Bausch & Lomb Incorporated" and subject to the inclusion of the provisions required by SECTION 5.07 hereof, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation until thereafter amended as permitted by Law and the certificate of incorporation of the Surviving Corporation.

          SECTION 1.04. DIRECTORS AND OFFICERS. The directors of the Company immediately prior to the Effective Date shall submit their resignations to be effective as of the Effective Date. Immediately after the Effective Date, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Date to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation, and such officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

          SECTION 1.05. CONVERSION OF SHARES. Each (a) share of common stock of the Company, $0.40 par value (each, a "COMMON SHARE") and (b) share of Class B stock of the Company, $0.08 par value (each, a "CLASS B SHARE" and each Common Share or Class B Share being referred to herein individually as a "SHARE" and collectively as the "SHARES"), issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares, if any, Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company (collectively, "EXCLUDED SHARES"), all of which shall be canceled without any consideration being exchanged therefor) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted on the Effective Date into the right to receive in cash an amount per Share equal to $65.00, without interest (the "MERGER CONSIDERATION"), subject to any applicable withholding Tax pursuant to SECTION 1.07, upon the surrender of the certificate representing such Shares as provided in SECTION 2.01. On the Effective Date all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

          SECTION 1.06. CONVERSION OF COMMON STOCK OF MERGER SUB. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

          SECTION 1.07. WITHHOLDING TAXES. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, or Restricted Stock Units pursuant to the Merger or this Agreement any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, or Restricted Stock Units in respect of which such deduction and withholding was made. Parent shall pay, or shall cause to be paid, all amounts so withheld to the appropriate Governmental Entity for the account of the former holder within the period required under applicable Law.

          SECTION 1.08. SUBSEQUENT ACTIONS. If at any time after the Effective Date the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

                                   ARTICLE II

                        PAYMENT FOR SHARES; EQUITY AWARDS

          SECTION 2.01. PAYMENT FOR SHARES. (a) Prior to the Effective Date, Parent and Merger Sub shall enter into an agreement with the Company's transfer agent (or another entity that is engaged in the paying agency or similar business and that is reasonably acceptable to the Company) to act as agent for the shareholders of the Company in connection with the Merger (the "PAYING AGENT") and to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to this Agreement. On the Effective Date, Parent will make available to the Paying Agent cash in amounts necessary to make the payments due pursuant to SECTION 1.05 to holders of Shares that are issued and outstanding immediately prior to the Effective Date (such amounts being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall be invested in such manner as Parent shall direct; PROVIDED that (1) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and, following any losses, to the extent necessary to pay the Merger Consideration, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company and (2) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to SECTION 1.05, except as expressly provided in this Agreement.

          (b) As soon as reasonably practicable after the Effective Date, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Date, of (i) a certificate or certificates which immediately prior to the Effective Date represented outstanding Shares (the "CERTIFICATES") or (ii) Shares represented by book-entry ("BOOK-ENTRY SHARES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates, or in the case of Book-Entry Shares the surrender of such Shares, and receiving payment of the Merger Consideration therefor. Following surrender to the Paying Agent of a Certificate or Book-Entry Share, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax pursuant to SECTION 1.07) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate or book-entry shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Date and until surrendered in accordance with the provisions of this SECTION 2.01, each Certificate and each Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or book-entry, without any interest thereon and subject to any applicable withholding Tax pursuant to
SECTION 1.07.

          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (without any interest thereon and subject to any applicable withholding Tax pursuant to
SECTION 1.07) with respect to the Shares formerly represented thereby.

          (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one year after the Effective Date shall be repaid to the Surviving Corporation. Any former shareholder of the Company that has not complied with this SECTION 2.01 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates and Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          SECTION 2.02. CLOSING OF THE COMPANY'S TRANSFER BOOKS. On the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Shares that were outstanding prior to the Effective Date shall thereafter be made. If, after the Effective Date, Certificates or Book-Entry Shares that were outstanding prior to the Effective Date are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

          SECTION 2.03. TREATMENT OF EQUITY-BASED AWARDS & DEFERRED COMPENSATION. (a) The Company shall take such actions as are necessary such that, immediately prior to the Effective Date, each option to purchase Shares (an "OPTION") granted under the Company's 2003 Long-Term Incentive Plan (the "2003 PLAN"), the 2001 Stock Incentive Plan for Non-Officers (the "2001 PLAN") and the 1990 Stock Incentive Plan (the "1990 PLAN") or any other equity incentive plan of the Company that is outstanding and unexercised immediately prior to the Effective Date, whether vested or unvested, shall be canceled as of the Effective Date, and the holder thereof shall receive on the Effective Date from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash, without interest, equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the purchase price per Share previously subject to such Option, less any required withholding Taxes (with the aggregate amount of such payment rounded up to the nearest whole cent). Except as set forth in Section 2.03 of the Company Disclosure Letter, each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, "RESTRICTED SHARES") which is outstanding immediately prior to the Effective Date shall vest and become free of such restrictions as of the Effective Date, and on the Effective Date the holder thereof shall, subject to this ARTICLE II, be entitled to receive the Merger Consideration in cash pursuant to SECTION 1.05.

          (b) All Restricted Stock Units that are outstanding as of the Effective Date, whether vested or unvested, shall be canceled as of the Effective Date and the holder thereof shall receive on the Effective Date from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Restricted Stock Unit and (B) the Merger Consideration, subject to any applicable withholding Taxes pursuant to SECTION 1.07.

          (c) On the Effective Date, each right of any kind, contingent or accrued, granted under any Plan including any deferred compensation plan (other than Options, and Restricted Shares and Restricted Stock Units) of the Company and its Subsidiaries, to receive Shares or benefits measured in whole or in part by the value of a number of Shares, which is outstanding immediately prior to the Effective Date shall cease to represent a right or award with respect to Shares, and shall be converted into a cash-based right or award equal in amount to the Merger Consideration in respect of each Share underlying such right and shall be distributed in accordance with the applicable Plan.

          (d) The Company shall take such actions with respect to the Company's Employee Stock Purchase Plan (the "ESPP") as are necessary to provide that the ESPP will terminate, effective immediately as of the Effective Date (the "ESPP TERMINATION DATE"), except that all administrative and other rights and authorities granted under the ESPP to the Company, the Board of Directors of the Company or any committee or designee thereof shall remain in effect and reside with the Surviving Corporation following the Effective Date.

          (e) Subject to SECTION 2.03 of the Company Disclosure Letter, the Company shall take any actions reasonably necessary to effectuate the foregoing provisions of this SECTION 2.03; it being understood that the intention of the parties is that following the Effective Date no holder of an Option, Restricted Share or Restricted Stock Unit or any participant in the ESPP or any other Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any Shares or other capital stock (including any "phantom" stock or stock appreciation rights) of the Company, or the Surviving Corporation or any of their Subsidiaries.

          SECTION 2.04. CONVERTIBLE SECURITIES. The terms of the supplemental indenture entered into by the Company as provided in SECTION 5.15 hereof shall be effective, such that the holders of the Company's outstanding 2004 Senior Convertible Securities due August 1, 2023 (the "2004 CONVERTIBLE SECURITIES") and the Company's outstanding Floating Rate Convertible Senior Notes due August 1, 2023 (the "2003 CONVERTIBLE SECURITIES" and, together with the 2004 Convertible Securities, the "CONVERTIBLE SECURITIES") shall thereafter have the right to convert such Convertible Securities only into an amount in cash equal to the amount that such holders of Convertible Securities would be entitled to receive in the Merger if such holders had validly converted their Convertible Securities into Shares (and, in the case of the 2004 Convertible Securities, cash) in accordance with their terms immediately prior to the Effective Date.

          SECTION 2.05. ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period merger or other similar transaction, the Merger Consideration (and any amounts payable hereunder to the holders of Options and Restricted Stock Units that are determined based on the Merger Consideration) shall be equitably adjusted, without duplication, to reflect such change; PROVIDED that nothing in this

SECTION 2.05 shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

          SECTION 2.06. DISSENTING SHARES. Dissenting Shares (if any) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until the holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal (if any) under the NYBCL. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the NYBCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 910 of the NYBCL, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, or offer to settle or settle any such demands.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except (a) as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement immediately prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER") (PROVIDED, HOWEVER, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Letter with respect to such matter) or (b) as disclosed in, and reasonably apparent on the face of the disclosure contained in, any report, schedule, form or other document filed with, or furnished to, the Securities and Exchange Commission (the "SEC") and publicly available after December 27, 2003 and prior to the date of this Agreement (collectively, the "FILED SEC DOCUMENTS") and only as and to the extent disclosed therein (excluding any disclosures included therein to the extent they do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences and are cautionary and forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date any such Filed SEC Document was filed (PROVIDED that in no event shall any disclosure in any Filed SEC Documents qualify or limit the representations and warranties of the Company set forth in SECTION 3.02, SECTION 3.03, SECTION 3.05(A), SECTION 3.05(C) or SECTION 3.06(B) of this Agreement), the Company represents and warrants to each of Parent and Merger Sub as follows:

        SECTION 3.01. ORGANIZATION AND QUALIFICATION. (a) The Company is a duly organized and validly existing entity in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each Subsidiary of the Company is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each Subsidiary is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transactied by it makes such qualification necessary, except as would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) The Company has heretofore made available to Parent true, correct and complete copies of the restated certificate of incorporation and bylaws of the Company as currently in effect, including all amendments thereto (respectively, the "CERTIFICATE OF INCORPORATION" and "BYLAWS").

          SECTION 3.02. CAPITALIZATION. (a) The authorized capital stock of the Company consists of (A) 200,000,000 Common Shares, (B) 15,000,000 Class B Shares, (C) 10,000 shares of 4% cumulative preferred stock, par value $100.00 per share (the "4% PREFERRED Shares"), and (D) 25,000,000 shares of Class A preferred stock, par value $1.00 per share (the "CLASS A PREFERRED SHARES" and, together with the 4% Preferred Shares, the "PREFERRED SHARES"), of which 350,000 of such Class A Preferred Shares are designated as "Class A Preferred Stock Series A." As of the close of business on May 15, 2007 (the "CAPITALIZATION DATE"), (i) 54,349,438 Common Shares, 29,180 Class B Shares, and no Preferred Shares were issued and outstanding, (ii) 6,104,836 Common Shares, 158,514 Class B Shares and no Preferred Shares were held in the Company's treasury, (iii) 1,520,130 Common Shares, no Class B Shares, and no Preferred Shares were issuable under the Plans (excluding the Options), and (iv) there were outstanding Options to purchase an aggregate of 2,385,477 Common Shares, 3,194,911 Class B Shares, and no Preferred Shares. All of the outstanding Shares, including Restricted Shares, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b) Section 3.02(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date specified thereon, of each outstanding Option, Restricted Share, Restricted Stock Unit, and other equity-based award (including under any deferred compensation plan or arrangement) outstanding, the number of Shares issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the Plan pursuant to which each such Option, Restricted Stock Unit, equity-based deferred compensation arrangement or other equity-based award was granted. Since the Capitalization Date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options or other equity-based awards outstanding on such date in accordance with their terms and the issuance of Shares upon the conversion of Convertible Securities outstanding on such date in accordance with their terms, has not granted any other Company Securities or entered into any other agreements or commitments to issue any Company Securities, and has not split, combined or reclassified any shares of its capital stock.

          (c) Except for (i) the Options and Restricted Stock Units, in each case as set forth in SECTION 3.02(A) and SECTION 3.02(B), respectively, of the Company Disclosure Letter and (ii) the Convertible Securities, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company, (B) options, restricted stock warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) the Company, (C) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as "COMPANY SECURITIES"), or (D) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Company Securities. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of the Company.

          (d) The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of (x) all the equity interests of each Significant Subsidiary (as defined in Rule 1,02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of the Company, (y) 60% of the equity interests of Beijing Bausch & Lomb Eyecare Company, Ltd., 70% of the equity interests of Shandong B&L Freda Pharmaceutical Co. Ltd., 70% of the equity interests of Shandong B&L Freda New Packaging Resource Co. Ltd and 80% of the equity interests of Bausch & Lomb Korea Co. Ltd. in each case free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. With respect to each Significant Subsidiary only, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Significant Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Significant Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Significant Subsidiary of the Company (the items in clauses
(i), (ii) and (iii), together with the capital stock or other equity interests of such Significant Subsidiaries, being referred to collectively as "SIGNIFICANT SUBSIDIARY SECURITIES"), or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Significant Subsidiary Securities. There are no outstanding obligations of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Significant Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the

Company or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of any Significant Subsidiary of the Company.

          SECTION 3.03. AUTHORITY FOR THIS AGREEMENT; BOARD ACTION. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the recommendation of the Special Committee, including the adoption by the Board of Directors, acting upon the recommendation of the Special Committee, of the plan of merger contained in this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the plan of merger contained in this Agreement by the Requisite Shareholder Approval prior to the consummation of the Merger and the filing with the Department of State for the State of New York of the Certificate of Merger as required by the NYBCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) The Company's Board of Directors (at a meeting or meetings duly called and held), acting upon the recommendation of the Special Committee, unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the Company and its shareholders (other than shareholders (if any) who invest in Parent or Merger Sub, as to whom the Special Committee has not made any such determination), (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the plan of merger contained in this Agreement and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and (iv) subject to SECTION 5.02, resolved to recommend the adoption of the plan of merger contained in this Agreement by the shareholders of the Company (the "COMPANY BOARD RECOMMENDATION").

          SECTION 3.04. CONSENTS AND APPROVALS; NO VIOLATION. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity ("LAW") applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation ("CONTRACT") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in case of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "GOVERNMENTAL ENTITY"), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), under Council Regulation (EC) No 139/2004 (the "EMCR") or under the applicable requirements of antitrust or other competition laws, or investment laws relating to foreign ownership, of jurisdictions other than the United States ("FOREIGN ANTITRUST LAWS"), (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or the rules and regulations of the New York Stock Exchange ("NYSE"), (iii) the filing of the Certificate of Merger with the Secretary of State required by the NYBCL, and
(iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.05. REPORTS; FINANCIAL STATEMENTS. (a) The Company has timely filed or furnished (as applicable) (i) all quarterly reports on Form 10-Q and annual reports on Form 10-K required to be filed by it with or to the SEC since December 25, 2004 and before November 11, 2005 and (ii) all other forms, reports, statements and certifications (excluding reports on Form 10-Q or Form 10-K and any proxy statement with respect to an annual meeting that was not held) required to be filed or furnished by it with or to the SEC since December 25, 2004. The forms, reports, statements and certifications referred to in the previous sentence, collectively, together with all forms, reports, statements and certifications filed or furnished by the Company with or to the SEC on or after November 11, 2005, as amended (including the 2005 10-K and the 2006 10-K (each as defined below)) are referred to herein as the "COMPANY SEC REPORTS." As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), the Company SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. True, correct and complete copies of all Company SEC Reports filed or furnished prior to the date of this Agreement, whether or not required under applicable Law, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

          (b) None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, (i) the Common Shares are listed for trading on the New York Stock Exchange, and (ii) to the knowledge of the Company, there is no fact, event or circumstance which would reasonably be expected, individually or in the aggregate, to cause the Common Shares to be de-listed from trading on the New York Stock Exchange prior to the Effective Date.

          (c) All of the Company's Significant Subsidiaries (as defined below) are consolidated for accounting purposes. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) (i) in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the "2005 10-K") and the Company's Annual Report on Form 10-K for its fiscal year ended December 30, 2006 (the "2006 10-K"), in each case, filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement, or (ii) in Company SEC Reports filed or furnished with or to the SEC after the date of this Agreement related to periods ending after December 30, 2006 (the "BALANCE SHEET DATE"), have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein; PROVIDED that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal year-end adjustments.

          (d) Except as set forth in the 2005 10-K and the 2006 10-K, the Company and its Subsidiaries have implemented and maintain a system of internal accounting controls over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) or 15d-15 under the Exchange Act) reasonably sufficient to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms, and (ii) has disclosed, based on its most recent regular quarterly evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule

13a-15(f) under the Exchange Act) that would reasonably be expected to materially and adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (e) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due, required by generally accepted accounting principles to be reflected in a consolidated balance sheet or the notes thereto, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of the Balance Sheet Date included in the 2006 10-K or the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that would not have, individually or in the aggregate, a Material Adverse Effect, (iii) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.06. ABSENCE OF CERTAIN CHANGES. (a) Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects.

          (b) Since the Balance Sheet Date, the Company has not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.07. PROXY STATEMENT; OTHER FILINGS. The letter to shareholders, notice of meeting, final proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) (collectively, the "PROXY STATEMENT"), at the time the Proxy Statement is first mailed to shareholders and at the time of the Special Meeting, and any other report required to be filed by the Company or any of its Subsidiaries with the SEC in connection with the Merger (the "OTHER FILINGS"), at the time of its filing with the SEC, each will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. At the time of its respective filing with the SEC and at the time any amendment or supplement thereto is filed with the SEC, the Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

          SECTION 3.08. BROKERS; CERTAIN EXPENSES. No agent, broker, financial advisor or other Person is or will be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letter with Morgan Stanley entered into in connection with the transactions contemplated hereby has been delivered to Parent prior to the date hereof, and such engagement letter has not been amended or modified in any respect.

          SECTION 3.09. EMPLOYEE MATTERS. (a) Section 3.09(a) of the Company Disclosure Letter contains a true, correct and complete list of all material Plans in effect on the date hereof. Prior to the date of this Agreement, the Company has provided to Parent true, correct and complete copies as in effect on the date hereof in all material respects of each of the following, as applicable, with respect to each material Plan maintained in the United States:
(i) the plan document or agreement or, with respect to any Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA; (iii) the most recent annual report, actuarial report and/or financial report, if any (other than for Plans maintained outside of the United States); (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code; and (vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto. Notwithstanding the foregoing, Section 3.09(a) of the Company Disclosure Letter does not list Plans maintained outside of the United States, and the Company's obligations pursuant to this paragraph in respect of Plans maintained outside of the United States may be satisfied by the Company making reasonable efforts to provide Parent, no later than 20 business days following the date hereof, with: (i) a list of such Plans that are material, (ii) a copy or a summary of such material Plans; and (iii) a copy of actuarial reports or summary financial information of such material Plans to the extent applicable.

          (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each Plan, (i) all expenses, contributions, premiums or payments required to be made to, under or with respect to such Plan have been timely made and all amounts properly accrued to date or as of the Effective Date as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of the Company, nothing has occurred since the date of such letter that has affected, or would adversely affect, such qualification,
(iii) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not result in any material liability to the Company or its Subsidiaries, (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan, (v) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions.

          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that, together with the Company or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to (A) any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a "multiemployer plan" within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA (including any Controlled Group Liability), other than for premium payments to the Pension Benefit Guaranty Corporation. No Plan of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. With respect to each Plan that is a "multiemployer plan," no complete or partial withdrawal from such plan has been made by the Company or any of its Subsidiaries that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect.

          (d) Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no Plan is under audit or is the subject of an investigation in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.

          (e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise),
(i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

          (f) To the knowledge of the Company, all options have been granted in compliance with the terms of the applicable Plans, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time, and all such Options are accurately disclosed as required under applicable Law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superceded by a filing with the SEC made prior to the date of this Agreement, as so amended or superceded). To the knowledge of the Company, the Company has not issued any Options or any other similar equity awards pertaining to Shares under any Plan with an exercise price that is less than the "fair market value" of the underlying Shares on the date of grant, as determined for financial accounting purposes under GAAP.

          SECTION 3.10. EMPLOYEES. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract with respect to employees in the United States. At the date of this Agreement, there are no pending, or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of the Company or any of its Subsidiaries, except for any such strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts that would not have, individually or in the aggregate, a Material Adverse Effect. No labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries, except for any such demands, charges or proceedings that would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

          (c) Within the last six months, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act ("WARN" ) or any state or local Laws regarding the termination or layoff of employees.

          SECTION 3.11. LITIGATION. As of the date hereof, there is no claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, a "PROCEEDING") pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such Proceeding that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity having jurisdiction which would have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.12. TAX MATTERS. (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has timely filed (taking into account extensions validly obtained) all returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries , (ii) all such returns are true, correct and complete, (iii) the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable, except, in the case of clauses (ii) and
(iii) hereof, with respect to Taxes that are being contested in good faith or have been adequately provided for in accordance with GAAP, (iv) the Company has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby, (v) there is no audit, investigation, claim or assessment in respect of Taxes pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (vi) there are no Contracts in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable, and there is no currently effective "closing agreement" pursuant to
Section 7121 of the Code (or any similar provision of foreign, state or local
Law), (vii) there is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than the Company or its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets), (viii) no claim has been made within the last three years by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed income Tax returns that the Company or any Subsidiary is or may be subject to income taxation by that jurisdiction, (ix) neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4), and (x) the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable person (and timely paid to the appropriate Governmental Entity) proper and accurate amounts in compliance with all applicable Tax withholding provisions of any Governmental Entity for all periods through the date of this Agreement, except with respect to amounts that are being contested in good faith or have been adequately provided for in accordance with GAAP.

          (b) For purposes of this Agreement, "TAX" shall mean all taxes, charges, levies, imposts, duties, and other like assessments, including any income, gross receipts, sales, use, transfer, intangibles, value-added, franchise, title, license, capital, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer, premium, recording, real property, personal property, commercial rent, environmental or other tax imposed by a Governmental Entity, together with any interest, penalties, fines or additions to tax.

          SECTION 3.13. COMPLIANCE WITH LAW; PERMITS. (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and has been in compliance with all Laws applicable to the conduct of the business of the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries are bound or affected, including all statutes, rules and regulations enforced by the United States Food and Drug Administration (the "FDA") or comparable Governmental Entities of any other jurisdiction in which the Company or any of its Subsidiaries conducts business (the "FOOD AND DRUG LAWS").

          (b) The Company and its Subsidiaries have all registrations, applications, licenses, requests for exemptions, clearances approvals, permits and other regulatory authorizations, in each instance, from Governmental Entities having jurisdiction ("PERMITS") required (i) to own and/or lease their current real properties (as the case may be), (ii) to conduct their businesses as now being conducted, or (iii) for each product of the Company or any of its Subsidiaries that is currently in commercial distribution, and each such Permit is in full force and effect and, to the knowledge of the Company and its Subsidiaries, no suspension, revocation, cancellation or withdrawal by a Governmental Entity of such Permit is pending or threatened, except for any such Permits the absence of which, or the failure of which to be in full force and effect, or the suspension, revocation, cancellation or withdrawal of which, would not have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is and has been in compliance with such Permits.

          (c) Neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, notice of violation letter, FDA Form 483, clinical hold, consent agreement, Official Action Indicated status, warning letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity having jurisdiction, except for any such obligation that would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have made all notifications, submissions and reports required by any such obligation, except for any such notifications, submissions and reports the failure of which to be made would not have, individually or in the aggregate, a Material Adverse Effect.

          (d) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each product in current commercial distribution that is subject to any Food and Drug Law and has been developed, manufactured, tested, packaged, labeled, stored, distributed or marketed by or on behalf of the Company or any of its Subsidiaries (a "MEDICAL DEVICE"), has been and is currently being developed, manufactured, tested, packaged, labeled, promoted, advertised, stored, distributed and marketed in compliance with (i) all Permits from the FDA or any comparable Governmental Entity having jurisdiction and (ii) all applicable requirements under the Food and Drug Laws.

          (e) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company's and its Subsidiaries' facilities are registered with the FDA (if the business that is currently conducted within such facility requires such registration), and each product of the Company or any of its Subsidiaries approved for sale pursuant to any Food and

Drug Law enforced by the FDA is listed with the FDA under the applicable FDA registration and listing regulations for Medical Devices.

          (f) Neither the Company nor any of its Subsidiaries has received any written notice or communication from the FDA alleging noncompliance with any applicable Food and Drug Law, except for any such alleged noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Proceeding relating to or arising under any Food and Drug Law, the Social Security Act of 1935 (the "SOCIAL SECURITY ACT") or the regulations of the Office of the Inspector General of the Department of Health and Human Services, and, to the knowledge of the Company, no such Proceedings are threatened, except for any such Proceedings that would not have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.14. ENVIRONMENTAL MATTERS. (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) is and has been in compliance with applicable Environmental Laws and (ii) holds and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities ("ENVIRONMENTAL PERMITS"). Except as would not have, individually or in the aggregate, a Material Adverse Effect, such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits. To the knowledge of the Company, all material Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted, except for any such Environmental Permits the failure of which to be issued or reissued on a timely basis and on such terms and conditions as described would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries has been or is presently the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by the Company or any of its Subsidiaries, except for any such Environmental Claims that would not have, individually or in the aggregate, a Material Adverse Effect.

          (c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Hazardous Materials are present at any properties currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against the Company or any of its Subsidiaries.

          (d) To the knowledge of the Company, no property presently owned, leased or operated by the Company or any of its Subsidiaries contains any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would reasonably be expected, individually or in the aggregate, to give rise to remediation, removal or retirement costs which would result in a Material Adverse Effect.

          (e) No Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property owned, leased or operated by the Company or any of its Subsidiaries, except for any such Liens or obligations that would not have, individually or in the aggregate, a Material Adverse Effect.

          (f) The Company and its Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law, except for any such obligations or liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

          (g) For purposes of the Agreement:

          (i) "ENVIRONMENT" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

          (ii) "ENVIRONMENTAL CLAIM" means any claim, cause of action, investigation or notice by any Person, including any Governmental Entity having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (B) any violation of any Environmental Law.

          (iii) "ENVIRONMENTAL LAW" means any Law (including common law) or any binding Contract, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) exposure of employees or third parties to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture.

          (iv) "HAZARDOUS MATERIALS" means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are identified by or subject to regulation or give rise to liability under any Environmental Law.

          (v) "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

          SECTION 3.15. INTELLECTUAL PROPERTY. (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in or reasonably necessary for the conduct of the business of the Company or any of its Subsidiaries as of the date of this Agreement, including Intellectual Property Rights reasonably necessary for the development and commercialization of products currently marketed by the Company and its Subsidiaries (such subset of Intellectual Property Rights, the "COMPANY INTELLECTUAL PROPERTY").

          (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Company has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property owned by the Company or by a Subsidiary of the Company ("COMPANY OWNED INTELLECTUAL PROPERTY") and no such Company Owned Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened interference, opposition or other Proceeding,
(ii) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property, including the manufacture, importation, sale or offer for sale of any product of the Company or any of its Subsidiaries currently in commercial distribution, by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (iii) to the knowledge of the Company, the manufacture, importation, sale or offer for sale of any product of the Company or any of its Subsidiaries currently in commercial distribution, does not infringe any valid domestic or foreign registered patent, trademark, service mark, trade name, copyright or other Intellectual Property Right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge,

          (iv) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has performed prior acts or is engaged in current conduct or use, (and to the knowledge of the Company, there exists no prior act or current use by any third party) that would void or invalidate any Company Owned Intellectual Property, and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property, impair the right of the Company to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Owned Intellectual Property, or impair the right of Company or any of its Subsidiaries to the manufacture, importation, sale or offer for sale of any of their products currently in commercial distribution.

          (c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this SECTION 3.15 are the only representations and warranties in this Agreement with respect to Intellectual Property Rights.

          SECTION 3.16. REAL PROPERTY. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (the "OWNED REAL PROPERTY"). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens,
(ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other Person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights, concessions or other Contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not have, individually or in the aggregate, a Material Adverse Effect. There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties, except for any such condemnations that would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other Contracts under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the "REAL PROPERTY LEASES"). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect, and (ii) no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Liens except for

Permitted Liens. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.17. MATERIAL CONTRACTS. (a) Section 3.17(a) of the Company Disclosure Letter lists, and the Company has made available to Parent prior to the date of this Agreement, true, correct and complete copies of, any of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound, as of the date hereof:

          (i) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

          (ii) that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 calendar days or less;

          (iii) that relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

          (iv) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates foreign currency and indices;

          (v) that relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $50 million or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $50 million;

          (vi) entered into after December 31, 2005 or not yet consummated, and that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of rights, assets or equity interests of another Person for aggregate consideration in excess of $100 million other than acquisitions or dispositions of inventory, raw materials and equipment in the ordinary course of business consistent with past practice;

          (vii) other than the Material Contracts described in SECTION 3.17(A)(IV), under which the aggregate amounts to be paid to or received by the Company and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $75 million in any twelve-month period or more than $100 million in the aggregate (other than purchase orders for the purchase of inventory in the ordinary course of business);

          (viii) that relates to a Related Party Transaction; or

          (ix) that would prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement.

Each Contract of the type described in clauses (i) through (xi) is referred to herein as a "MATERIAL CONTRACT."

          (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract that prohibits the Company from providing to Parent the information described in
SECTION 5.02(D).

          SECTION 3.18. INSURANCE. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary for companies of similar size in the industries and locales in which the Company and its Subsidiaries operate. Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued since January 1, 2003 in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic occurrence-based policies still in force. With respect to each such insurance policy, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default in any material respect with respect to their respective obligations under such policies, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

          SECTION 3.19. RELATED PARTY TRANSACTIONS. Except for employment-related Contracts, forms of which are filed or incorporated by reference as an exhibit to a Company SEC Report filed prior to the date hereof or Plans and except as described in Items 11 and 15 (note 8 - Related Party Transaction) of the 2006 10-K, Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list in all material respects of the Contracts (that are in existence as of the date of this Agreement and under which the Company or any of its Subsidiaries has any existing or future material liabilities) between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer's or director's immediate family members, (b) owner of more than 5% of the Shares as of the date hereof, or (c) to the knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its Subsidiaries) entered into within the last twelve months and, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a "RELATED PARTY TRANSACTION"). The Company has provided to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Related Party Transaction.

          SECTION 3.20. OPINION. Prior to the execution of this Agreement, Morgan Stanley has delivered to the Special Committee and the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares other than Merger Sub and its affiliates and the shareholders (if any) who invest in Parent or Merger Sub. The Company has obtained or will obtain prior to the filing of the Proxy Statement with the SEC, the authorization of the Company Financial Advisor to include a copy of its opinion in the Proxy Statement.

          SECTION 3.21. REQUIRED VOTE OF COMPANY SHAREHOLDERS. The only vote of the holders of securities of the Company required by the Certificate of Incorporation or bylaws, by Law or otherwise to complete the Merger is the adoption of the plan of merger contained in this Agreement by the affirmative vote of the holders of not less than 66-2/3% of the outstanding Shares, voting together as a single class. The adoption of the plan of merger contained in this

Agreement by the vote required by the previous sentence is referred to as the "REQUISITE SHAREHOLDER APPROVAL."

          SECTION 3.22. TAKEOVER LAWS, ETC. The Board of Directors of the Company, acting upon the recommendation of the Special Committee, has taken all actions necessary so that the restrictions contained in Section 912 of the NYBCL and the restrictions contained in Sections 13 and 14 of the Certificate of Incorporation shall be inapplicable to Parent and Merger Sub and their Affiliates, the execution, delivery or performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the acquisition of the Company and the capital stock of the Company by Parent and its Affiliates, and (b) resolved to elect, to the extent permitted by Law, for the Company not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws (collectively, "TAKEOVER LAWS") of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

          SECTION 3.23. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of the Company contained in this ARTICLE III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided by the Company. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the making available or failing to make available to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, except to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE III or in the corresponding section of the Company Disclosure Letter.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement immediately prior to the execution of this Agreement (the "PARENT DISCLOSURE LETTER") (PROVIDED, HOWEVER, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Letter with respect to such matter), Parent and Merger Sub represent and warrant to the Company as follows:

          SECTION 4.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization, with all entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned, beneficially and of record, by Parent, free and clear of all Liens (other than any Liens created pursuant to the Financing).

          SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. Parent and Merger Sub have heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and by-laws or other organizational documents of each of Parent and Merger Sub, in each case as currently in effect. Each of Parent and Merger Sub is not in violation of any provisions of its certificate of incorporation or by-laws.

          SECTION 4.03. CAPITALIZATION OF PARENT AND MERGER SUB. The authorized capital stock of Merger Sub consists solely of 900 shares of common stock, par value $0.01, 100 shares of which are issued and outstanding, and 100 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent. As of the date hereof, all of the equity interests in Parent are, and on the Effective Date a majority of the voting equity interests in Parent will be, owned by Warburg Pincus Private Equity IX, L.P. and its affiliates.

          SECTION 4.04. AUTHORITY FOR THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary entity proceedings on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          SECTION 4.05. CONSENTS AND APPROVALS; NO VIOLATION. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar governing documents of Parent or Merger Sub,
(ii) assuming all consents, approvals and authorizations contemplated by clauses
(i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective assets are bound, or (iii) violate or conflict with, or result in a breach of, or require any consent, waiver or approval under or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound, except in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) the pre-merger notification requirements under the HSR Act, under the EMCR or under the applicable requirements of Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and the rules and regulations of the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State required by the NYBCL, and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

          SECTION 4.06. PROXY STATEMENT; OTHER FILINGS. None of the information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied or to be supplied by the Company or any Affiliate of the Company that is contained in any of the foregoing documents.

          SECTION 4.07. ABSENCE OF LITIGATION. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would or would not, reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Merger Sub to consummate, the transactions contemplated hereby.

          SECTION 4.08. FINANCING. Parent has delivered to the Company true and complete copies of (i) executed commitment letter(s) (as the same may be amended pursuant to SECTION 5.11(A), the "DEBT FINANCING COMMITMENTS"), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the financing described therein (the "DEBT FINANCING"), and (ii) executed equity commitment letters (as the same may be amended in accordance with the terms thereof, the "EQUITY FINANCING COMMITMENTS," and together with the Debt Financing Commitments, the "FINANCING COMMITMENTS"), pursuant to which the Guarantor, J.P. Morgan Ventures Corporation, BAS Capital Funding Corporation, Citigroup Global Markets Inc. and Credit Suisse Management LLC have committed, subject to the terms and conditions set forth therein, to make the investments described therein (the "EQUITY FINANCING," and together with the Debt Financing, the "FINANCING"). As of the date of this Agreement, except as permitted by SECTION 5.11 or this SECTION 4.08, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated (except as described in the Debt Financing Commitments, including to effect the appointments and allocations contemplated by the third paragraph of the Debt Financing Commitments), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the execution hereof. The Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Parent and, to the knowledge of Parent, of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, including compliance by the Company in all material respects with its obligations under SECTION 5.11 and SECTION 5.18, the aggregate proceeds contemplated by the Financing Commitments, together with the available and unrestricted cash of the Company on the Closing Date, will be sufficient for Parent and Merger Sub (or, if applicable, the Surviving Corporation) to (i) consummate the Merger upon the terms contemplated by this Agreement (including the payment of the aggregate Merger Consideration), (ii) effect any other repayment or refinancing of debt contemplated herein in connection with the Merger or contemplated by the Financing Commitments, and
(iii) pay all related fees and expenses. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

          SECTION 4.09. BROKERS; CERTAIN EXPENSES. No agent, broker, financial advisor or other Person is or will be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Ventures Corporation, BAS Capital Funding Corporation, Citigroup Global Markets Inc. and Credit Suisse Management LLC, whose fees and expenses shall be paid by Parent (except as provided in SECTION 7.03(F)).

          SECTION 4.10. OPERATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has, and prior to the Effective Date will have, engaged in no other business activities and incurred no liabilities or obligations other than as contemplated herein or in the Financing Commitments or incident to the transactions contemplated hereby and thereby.

          SECTION 4.11. SOLVENCY. Assuming (i) that the Company is Solvent immediately prior to the Effective Date, (ii) satisfaction of the conditions to Parent's and Merger Sub's obligation to consummate the Merger, or waiver of such conditions, (iii) the accuracy of the representations and warranties of the Company set forth in ARTICLE III hereof, and (iv) that the estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement (including the Financing, the payment of the aggregate Merger Consideration, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses), each of Parent and the Surviving Corporation will be Solvent as of the Effective Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term "SOLVENT" when used with respect to Parent and the Surviving Corporation, means that, as of any date of determination, (A) the amount of the "fair saleable value" of the assets of Parent and the Surviving Corporation will, as of such date, exceed (1) the value of all "liabilities of Parent and the Surviving Corporation, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of Parent and the Surviving Corporation on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) Parent and the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage or propose to be engaged following the Closing Date, and (C) Parent and the Surviving Corporation will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

          SECTION 4.12. GUARANTEE. Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

          SECTION 4.13. OWNERSHIP OF SHARES. None of Parent, Merger Sub or their respective controlled affiliates owns, directly or indirectly, beneficially or of record, any Shares and none of Parent, Merger Sub or their respective controlled affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

          SECTION 4.14. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Parent and Merger Sub contained in this
Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their

Affiliates or with respect to any other information provided by Parent or Merger Sub or any of their Affiliates.

                                   ARTICLE V

                                    COVENANTS

          SECTION 5.01. CONDUCT OF BUSINESS OF THE COMPANY. Except as expressly provided in this Agreement, as required by Law, or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Date the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees, to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries and keep in force its insurance policies (or obtain replacement or revised policies). Without limiting the generality of the foregoing and except as otherwise expressly provided or permitted by in this Agreement, during the period from the date of this Agreement to the Effective Date, without the prior written consent of Parent, which consent not to be unreasonably withheld, conditioned or delayed, the Company will not and will not permit any of its Subsidiaries to:

          (a) issue, sell, grant options or rights to acquire, pledge, or authorize or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Company Securities or securities of any Subsidiary of the Company, other than the issuance of Common Shares pursuant to the exercise of Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such Options, the issuance of Shares upon conversion of Convertible Securities, the issuance of shares or other equity interests or rights by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the exchange of Class B Shares for Common Shares, or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Company Securities or securities of any Subsidiary of the Company, except to the extent required under any Plan;

          (b) except (i) as permitted pursuant to clause (e) of this Section
5.01 and (ii) any merger or business combination of any wholly-owned Subsidiary of the Company into or with any other wholly-owned Subsidiary of the Company, effect any merger or other business combination between the Company or any of its Subsidiaries and any other Person, or propose or adopt any amendments to its Certificate of Incorporation or Bylaws or its respective articles of incorporation, bylaws or other governing documents;

          (c) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than regular quarterly cash dividends in an amount per quarter not in excess of $0.13 per share, and other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the

Company), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Company Securities or Subsidiary Securities other than the acceptance of Convertible Securities surrendered by their holders for conversion and the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options, or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, in each case, pursuant to the terms of a Company Plan;

          (d) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (e) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities, involving payments of consideration in excess of $20 million for all such acquisitions in the aggregate or receipt of consideration in excess of $20 million for all such sales, leases, encumbrances and other dispositions in the aggregate), except for purchases or sales or dispositions, respectively, of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing Contracts;

          (f) make any loans, advances or capital contributions to, or investments in, any other Person or Persons in excess of $20 million in the aggregate, in each case, other than (i) loans, advances, capital contributions or investments that are, in the aggregate, immaterial to the Company and its Subsidiaries, taken as a whole, and are made in the ordinary course of business consistent with past practice or (ii) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

          (g) enter into, amend (other than amendments made in the ordinary course of business consistent with past practice) in any material respect, renew, terminate, or grant any release or relinquishment of rights under any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law;

          (h) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness for borrowed money, in each case except for (i) the incurrence of indebtedness for borrowed money that is (A) (x) incurred in the ordinary course of business under agreements or instruments listed in Section 5.01(h) of the Company Disclosure Letter, (y) repayable within 30 days without premium or penalty, and (z) in an aggregate amount at any time outstanding not to exceed $20 million, (B) in the form of a letter of credit entered into in the ordinary course of business consistent with past practice for an amount less than $50 million individually or in the aggregate or (C) solely between the Company and a wholly-owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or
(ii) obtaining any necessary waivers or consents relating to Delayed Filings to the extent obtainable by paying consent or waiver fees in amounts consistent with past practice;

          (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

          (j) mortgage, pledge or otherwise encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;

          (k) materially change any of the financial accounting methods, principles or practices used by it, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;

          (l) (i) except in the ordinary course consistent with past practice, make or change any material Tax election, or (ii) settle or compromise any material federal, state, local or foreign income Tax liability for an amount that materially exceeds the amount reserved therefor in the Company's financial statements included in the 2006 10-K;

          (m) except as contemplated by this Agreement or to the extent required under any Plan, required by applicable Law or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Code or as deemed advisable to amend Plans in order to facilitate compliance with such
Section 409A, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting or salary continuation agreements or arrangements with or for the benefit of any present or former executive officers, directors or employees, except in the ordinary course of business consistent with past practice; (ii) grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants, except in the ordinary course of business consistent with past practice to individuals who are not directors or executive officers; (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers or employees, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any Plan, including with respect to severance; (iv) fund or make any contribution to any Plan or trust not required to be funded or contributed to, except in the ordinary course of business consistent with past practice; (v) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates; (vi) establish, adopt, enter into, amend in any material respect to increase costs, or terminate any Plan (including any employment, severance, consulting or other individual agreement), or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement, except in the ordinary course of business consistent with past practice;

          (n) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, that are, in the aggregate, in excess of 110% of the capital expenditure budget set forth on Section 5.01(n) of the

Company Disclosure Letter or (ii) enter into any new line of business outside of its existing business segments;

          (o) compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby but excluding any Proceeding relating to Taxes, which shall be covered by
SECTION 5.01(L)) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5 million individually or $50 million in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries which would prohibit or materially restrict the Company and its Subsidiaries from operating their business as they have historically; PROVIDED that, notwithstanding Section 5.01(l) or the parenthetical in this sentence, with respect to any of the matters set forth in Section 5.01(o) of the Company Disclosure Letter, the Company shall consult with Parent concerning, and keep Parent reasonably apprised of the status of, and all other material matters relating to, such matters, and shall give written notice to Parent of any proposed final settlement or other final resolution of such matters at least five (5) Business Days prior to entering into any such settlement or resolution, which notice shall include a reasonably detailed description of all material terms and conditions of such settlement or resolution;

          (p) except as required by applicable Law, court order, the rules of the NYSE or the Certificate of Incorporation or Bylaws, convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Special Meeting, or enter into any Contract or understanding or arrangement with respect to the voting or registration of Company Securities or Subsidiary Securities; or

          (q) authorize, commit or agree to take any of the foregoing actions.

          SECTION 5.02. SOLICITATION. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11 :59 p.m. New York City time on July 5, 2007 (the "SOLICITATION PERIOD END-TIME"), the Company and its Representatives shall have the right (acting under the direction of the Special Committee, if in existence, and otherwise under the direction of the Board of Directors of the Company) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information (but only pursuant to one or more Acceptable Confidentiality Agreements); PROVIDED that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

          (b) Subject to SECTION 5.02(C) and SECTION 5.02(E):

          (i) The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the Effective Time, approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or effect a Change of Board Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder or resolve, propose or agree to do any of the foregoing.

          (ii) Except with respect to any written Acquisition Proposal received after the date hereof and prior to the Solicitation Period End-Time with respect to which the requirements of SECTIONS 5.02(C)(I) and 5.02(C)(III) have been satisfied as of the Solicitation Period End-Time and thereafter (as such Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be an Acquisition Proposal with respect to which the requirements of SECTIONS 5.02(C)(I) and 5.02(C)(III) have been satisfied, so long as such negotiations are active and ongoing and such Acquisition Proposal subsequently satisfies the requirements of SECTIONS 5.02(C)(I) and 5.02(C)(III)) (any Person so submitting such an Acquisition Proposal and any group that includes any such Person, so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Time constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Time, an "EXCLUDED PARTY"), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End-Time until the Effective Date, initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations. Notwithstanding anything contained in this SECTION 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal (as such Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to be an Acquisition Proposal with respect to which the requirements of SECTIONS 5.02(C)(I) and 5.02(C)(III) have been satisfied, so long as such negotiations are active and ongoing and such Acquisition Proposal subsequently satisfies the requirements of SECTIONS 5.02(C)(I) and 5.02(C)(III)) made by such Person fails to satisfy the requirements of SECTIONS 5.02(C)(I) or 5.02(C)(III).

          (iii) Except as permitted with respect to an Excluded Party pursuant to SECTION 5.02(A) or Section 5.02(B)(II), upon the Solicitation Period End-Time, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.

          (c) Notwithstanding anything to the contrary contained in SECTION 5.02(B), but subject to SECTION 5.02(A) and the last sentence of this paragraph, if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Approval, (i) the

Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith to be bona fide, (ii) the Company has not breached this SECTION 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if in existence) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and
(B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; PROVIDED that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in SECTION 5.02(B) (other than the definition of "Excluded Party") or this SECTION 5.02(C), prior to obtaining the Requisite Shareholder Approval, the Company shall be permitted to take the actions described in SECTION 5.02(A) and clauses (A) and (B) above with respect to any Excluded Party so long as it remains an Excluded Party, including with respect to any amended proposal submitted by such Excluded Party following the Solicitation Period End-Time, and the restrictions in this SECTION 5.02(C) shall not apply with respect thereto.

          (d) Within 24 hours after the Solicitation Period End Time, the Company shall provide Parent a description of the material terms and conditions of each Acquisition Proposal received from an Excluded Party, and the Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis of the status of any such Acquisition Proposal (including the material terms and conditions thereof and of any modification thereto); PROVIDED, HOWEVER, that except as required pursuant to SECTION 5.02(E), the Company shall not be required to inform Parent of the identity of any Excluded Party. From and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives other than from any Excluded Party: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or proposals or offers with respect to an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or
(iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide Parent with the material terms of such Acquisition Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed (orally and in writing) on a prompt basis of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End-Time, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to SECTION 5.02(C) (other than with an Excluded Party). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to provide information to Parent as described in SECTION 5.02(A) or this SECTION 5.02(D).

          (e) Notwithstanding anything in SECTION 5.02(B)(I) to the contrary, if prior to the receipt of the Requisite Shareholder Approval, the Board of Directors of the Company (acting through the Special Committee, if in existence) concludes in good faith, after consultation with outside counsel and its financial advisors (and after complying with, and giving effect to all proposed adjustments to this Agreement offered by Parent pursuant to clause (B) below), that (i) (x) a bona fide written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) failing to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under the NYBCL, or (ii) in the absence of an Acquisition Proposal, failing to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under the NYBCL, the Board of Directors of the Company (acting through the Special Committee, if still in existence) may (I) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a "CHANGE OF BOARD RECOMMENDATION") and/or (II) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; PROVIDED, HOWEVER, that the Company shall not terminate this Agreement pursuant to the foregoing clause (II), and any purported termination pursuant to the foregoing clause (II) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee or the Excluded Party Termination Fee, as required by SECTION 7.03(C), (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the "ALTERNATIVE ACQUISITION AGREEMENT") and terminates this Agreement in compliance with SECTION 7.01(H), and (3) otherwise complies with the provisions of SECTION 7.03; and PROVIDED, FURTHER, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (I) or terminate this Agreement pursuant to the foregoing clause (II) unless (A) the Company shall have provided prior written notice to Parent, at least five calendar days in advance (the "NOTICE PERIOD"), of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Board Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) or the reasons for such Change of Board Recommendation in the absence of a Superior Proposal, as the case may be, and (B) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or such Change of Board Recommendation is no longer required. In the event of any material revisions to the Superior

Proposal or material changes to the facts and circumstances necessitating such Change of Board Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this SECTION 5.02(E) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

          (f) Nothing contained in this SECTION 5.02 shall prohibit the Board of Directors of the Company (acting through the Special Committee, if in existence) from (1) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders); PROVIDED that any disclosure other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Change in Board Recommendation unless accompanied or promptly followed by an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Board of Directors' recommendation to the Company's shareholders in favor of the Merger or (2) making any "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

          (g) The Company shall not take any action, except with respect to Parent, Merger Sub and their respective Affiliates, to (i) exempt any Person from or otherwise render inapplicable the restrictions on "business combinations" contained in Section 912 of the NYBCL or the provisions of any other Takeover Laws, or (ii) exempt any Person from or otherwise render inapplicable the restrictions contained in Sections 13 and 14 of the Certificate of Incorporation, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to SECTION 7.01(H).

          (h) For purposes of this Agreement:

          (i) "ACQUISITION PROPOSAL" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 25% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

          (ii) "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal (except the references therein to "25%" shall be replaced by "50%") made in writing that (x) is on terms that the Board of Directors of the Company (acting through the Special Committee, if in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement, and (y) which the Board of Directors of the Company (acting through the Special Committee, if in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated.

          SECTION 5.03. PROXY STATEMENT; OTHER FILINGS. (a) The Company shall prepare and file with the SEC as promptly as practicable after the date of this Agreement (subject to the prior review and approval of Parent, which shall not be unreasonably withheld), the Proxy Statement in preliminary form. At the request or with the consent of Parent, the Company may file with the SEC the Proxy Statement in preliminary form prior to the time of filing of the First Quarter 2007 10-Q. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company's shareholders at the earliest reasonably practicable date; PROVIDED that the Company shall not be required to mail the Proxy Statement to shareholders prior to the Solicitation Period End-Time.

          (b) Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall consider reasonably in good faith including in such document or response comments reasonably proposed by Parent.

          (c) The Company shall use reasonable efforts to file with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 26, 2007 (the "2007 FIRST QUARTER 10-Q") no later than the fifth Business Day prior to the Special Meeting, and such 2007 First Quarter 10-Q, as so filed, shall comply as to form with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q (including with respect to the financial statements required to be filed therewith).

          SECTION 5.04. SHAREHOLDER APPROVAL. The Company shall, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, call a meeting of its shareholders (the "SPECIAL MEETING") to be held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company's shareholders, for the purpose of obtaining the Requisite Shareholder Approval in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as promptly as reasonably practicable after the mailing of the Proxy Statement. Except in the event of a Change of Board Recommendation specifically permitted by SECTION 5.02(E), (a) the Proxy Statement shall include the recommendation of the Board of Directors of the Company (acting through the Special Committee, if in existence) of this Agreement and the transactions contemplated hereby, including the Merger, and
(b) subject to SECTION 5.02, the Company shall use its reasonable best efforts to obtain from its shareholders the adoption of the plan of merger contained in this Agreement as required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to ARTICLE VII prior to the date of the Special Meeting, the Company shall submit this Agreement to its shareholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

          SECTION 5.05. ACCESS TO INFORMATION. (a) Subject to the restrictions imposed by the HSR Act and Foreign Antitrust Laws, from and after the date of this Agreement to the Effective Date or the earlier termination of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives involved in the Financing (and their counsel and advisors) reasonable access (during regular business hours upon reasonable notice), consistent with applicable Law, to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time request, and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws, to the extent not publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall use all reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise interfere with the prompt and timely discharge by such employees of their normal duties.

          (b) Information obtained by Parent or Merger Sub pursuant to SECTION 5.05(A) shall be subject to the provisions of the Confidentiality Agreement which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

          (c) Nothing in this SECTION 5.05 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) waive or jeopardize the attorney-client privilege of the Company or its Subsidiaries or violate any of their respective contractual obligations to any third party, PROVIDED that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure of any Material Contract, or (ii) result in a violation of applicable Law, including the HSR Act or Foreign Antitrust Laws. No investigation by or of any party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

          (d) The Company hereby consents to the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to any Person in connection with the syndication of all or a portion of the Equity Commitment Letters provided by proposed investors in Parent other than the Guarantor; PROVIDED that such Person agrees, for the benefit of the Company, to be bound by the confidentiality provisions of the Confidentiality Agreement.

          SECTION 5.06. REASONABLE BEST EFFORTS; CONSENTS AND GOVERNMENTAL APPROVALS. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) obtain all waivers, consents and approvals from works councils, if applicable, and other parties to Material Contracts to which the Company or any of its Subsidiaries is a party necessary for the consummation of the transactions contemplated hereby, (ii) obtain all consents, approvals, permits and authorizations that are required to be obtained under any Federal, state, local or foreign Law in connection with the transactions contemplated hereby, (iii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, and (v) in the event that any Proceeding relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend against it and respond thereto.

          (b) Each of the Company, Parent and Merger Sub agrees (i) promptly after the date hereof to file any and all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to make as promptly as reasonably practicable any required submissions under the Foreign Antitrust Laws which the Company or Parent determines should be made with respect to the transactions contemplated hereby, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with the other provisions of this SECTION 5.06 to cause the expiration or termination of the applicable waiting periods under the HSR Act or Foreign Antitrust Laws as soon as practicable, including by requesting early termination thereof. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in SECTION 5.06(A) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use all reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (2) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (3) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in SECTIONS 5.06(A) and (B), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use all reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Outside Date.

          (d) Subject to the obligations under SECTION 5.06(C), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this SECTION 5.06 shall limit a party's right to terminate this Agreement pursuant to SECTION 7.01(B) so long as such party has up to then complied in all material respects with its obligations under this SECTION 5.06.

          SECTION 5.07. INDEMNIFICATION AND INSURANCE. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the "INDEMNIFIED PERSONS") as provided in the Certificate of Incorporation or Bylaws, or the certificate of incorporation, bylaws or similar governing documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Date shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Date unless otherwise required by Law.

          (b) From and after the Effective Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company and its Subsidiaries, to the fullest extent the Company would have been permitted under applicable Law to do so prior to the Effective Date, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Person's service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, including the transactions contemplated by this Agreement.

          (c) The Company shall purchase by the Effective Date, and the Surviving Corporation shall maintain, tail policies to the current directors' and officers' liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 300% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent prior to the date of this Agreement), (ii) shall be effective for a period from the Effective Date through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or on the Effective Date, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies (complete and accurate copies of which has been made available to Parent prior to the date of this Agreement); PROVIDED, HOWEVER, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 300% of such amount.

          (d) This SECTION 5.07 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Date) is made against any Indemnified Person on or prior to the sixth anniversary of the Closing Date, the provisions of this SECTION 5.07 shall continue in effect until the final disposition of such Proceeding. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this SECTION 5.07.

          SECTION 5.08. EMPLOYEE MATTERS. (a) From and after the Effective Date, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries and all other Plans, provided that, subject to the requirements of SECTIONS 5.08(B), this sentence shall not be construed as a limitation on the right of Parent to amend or terminate any such Plans to the extent permitted by the terms of the Plan.

          (b) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing on the Effective Date and ending on the later of the first anniversary thereof and December 31, 2008, to maintain for each individual employed by the Company on the Effective Date other than individuals covered by a collective bargaining agreement (the "CURRENT EMPLOYEES") (other than Current Employees who have entered into or will enter into at or prior to the Effective Date an individual employment agreement with the Company or any of its Subsidiaries) base salary, incentive compensation (including target cash bonus opportunities, and long-term incentives and commissions, but excluding equity incentive compensation), and aggregate employee benefits that are no less favorable than the base salary, incentive compensation, and aggregate employee benefits, respectively, maintained for and provided to such Current Employee immediately prior to the Effective Date; PROVIDED, HOWEVER, that nothing in this SECTION 5.08 shall interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable Law or prevent the amendment or termination of any Plan. Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing on the Effective Date and ending on the later of the first anniversary thereof and December 31, 2008, to maintain without amendment adverse to participants, and to honor, the Company's Severance Pay Plan (and Severance Policy 306). Nothing in this SECTION 5.08 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

          (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Date to be taken into account for all purposes (including, without limitation, eligibility, vesting, and benefit accrual) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes, provided that such service need not be taken into account for purposes of benefit accrual under final average pay defined benefit plans or as would result in a duplication of benefits. For the avoidance of doubt, nothing in this Section 5.08(c) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate existing Plans or adopt new employee benefit plans. Each Current Employee will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which he or she participated prior to the Effective Date. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give effect, for the fiscal year in which the Effective Date occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Effective Date.

          (d) In respect of the annual bonus payable to the Current Employees for service rendered in fiscal year 2007, Parent shall ensure that the bonus of
(i) each such employee who remains employed through December 31, 2007 is no lower than 100% of such employee's target bonus and (ii) each such employee whose employment is terminated without Cause (as defined in the 2003 Plan) following the Closing Date but prior to December 31, 2007 receives a bonus no lower than that which would be determined under clause (i) of this sentence, prorated to reflect the partial year of service. The amount set forth in the previous sentence shall be offset, if applicable, by any amount required to be paid (and actually paid) pursuant to the terms of the Company's Annual Incentive Compensation Plan or the Management Incentive Compensation Plan, as applicable.

          (e) This SECTION 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this SECTION 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this SECTION 5.08 or is intended to be an amendment to any Plan.

          SECTION 5.09. TAKEOVER LAWS. The Company shall, upon the request of Parent or Merger Sub, (a) take all necessary steps to exclude the Merger and any other transaction contemplated hereby from the applicability of any Takeover Laws, and (b) assist in any challenge by Parent or Merger Sub to the validity, or the applicability to the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

          SECTION 5.10. NOTIFICATION OF CERTAIN MATTERS. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event, that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in SECTIONS 6.01, 6.02 and 6.03 impossible or unlikely. The delivery of any notice pursuant to this SECTION 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or otherwise affect the remedies available hereunder to any party receiving such notice. This SECTION 5.10 shall not constitute a covenant or agreement for purposes of SECTION 6.02(B), 6.03(B), 7.01(E) or 7.01(F).

          (b) The Company shall use its reasonable best efforts to keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any material Proceeding involving the Company or any of its Subsidiaries.

          SECTION 5.11. FINANCING. (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in or comparable to the Debt Financing Commitments (PROVIDED that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or otherwise, so long as the terms are not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger on the Effective Date), including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement) as promptly as practicable, on the terms and conditions described in the Debt Financing Letter, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (including the flex provisions) or on other terms not materially less beneficial to the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger on the Effective Date), including with respect to conditionality, and not in violation of this SECTION 5.11 and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange as promptly as practicable following the occurrence of such event of unavailability to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable to Parent and Merger Sub as promptly as practicable following the occurrence of such event. For the avoidance of doubt, in the event that (A) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (B) all closing conditions contained in
Article VI shall have been satisfied or waived (other than those contained in SECTIONS 6.02(C) and 6.03(C)) and (C) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this SECTION 5.11(A)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof as contemplated by this SECTION 5.11(A)), then Merger Sub shall use the proceeds of such bridge financing to replace such high yield financing no later than the last day of the Marketing Period. Parent shall give the Company prompt notice of any material breach by any party of the Debt Financing Commitments of which Parent or Merger Sub becomes aware or any termination of the Debt Financing Commitments. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Debt Financing.

For purposes of this Agreement, "MARKETING PERIOD" shall mean the first period of 20 consecutive Business Days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in SECTIONS 6.02(A) and (B) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period, and (B) throughout and at the end of which the conditions set forth in SECTION 6.01 shall be satisfied; PROVIDED that (i) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; (ii) the Marketing Period occurs either entirely before or entirely after each of the periods (x) from and including August 17, 2007 through and including September 3, 2007, (y) from and including November 21, 2007 through and including November 25, 2007, and (z) from and including December 14, 2007 through and including January 1, 2008; (iii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company's independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company's independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have publicly announced any intention to restate any of its financial information (other than as publicly announced prior to the date of this Agreement), in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company SEC Reports have been amended to reflect such restatement or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, or (C) the Company shall have failed to file any report (other than the Delayed Filings relating to periods ended prior to January 1, 2007) with the SEC by the date required under the Exchange Act, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such reports have been filed; (iv) if the Company has received any comments from the staff of the SEC on its public reports or filings under the Exchange Act, including without limitation, the 2005 10-K and the 2006 10-K, the Marketing Period will be deemed not to commence at the earliest unless and until all such comments that could reasonably be expected to affect the ability of the Company to have a registration statement declared effective by the SEC have been satisfactorily resolved with the SEC staff and any required amended reports and/or filings have been made with the SEC; and (v) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-Business-Day period would not be sufficiently current on any day during such 20-consecutive-Business-Day period to permit (I) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-Business-Day period and (II) the Company's independent registered accounting firm to issue a customary comfort letter (including "negative assurance" comfort) to purchasers (in accordance with its normal practices and procedures) on the last day of the 20-consecutive-Business-Day period, then a new 20-consecutive-Business-Day period shall commence upon Parent's receiving updated Required Information that would be sufficiently current to permit the actions described in (I) and (II) on the last day of such 20-consecutive-Business-Day period.

          (b) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, PROVIDED that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Date for which it is not reimbursed or indemnified under this Agreement, including (i) furnishing Parent and its Debt Financing sources with such financial and other information regarding it and its Subsidiaries as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC, and of the type and in the form customarily included in similar private placements made in reliance on Rule 144A under the Securities Act (including, to the extent applicable to such financial statements, the reports of the Company's auditor's thereon, which reports shall be unqualified, and related management discussion and analysis of financial condition and results of operations) (such information in this clause (i), the "REQUIRED INFORMATION"), (ii) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in paragraphs c, d and e of Exhibit E to the Debt Financing Commitments (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iii) upon reasonable advance notice by Parent, participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection therewith, PROVIDED that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company, (v) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants' comfort letters and consents to the use of accountants' audit reports relating to the Company, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (vi) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) in the form and within the time period following the end of a month in which the Company customarily prepares such financial statements, (vii) executing and delivering, as of the Effective Date, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or one or more of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash of the Company and its Subsidiaries, to be made available to the Company on the

Closing Date to consummate the Merger. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained there in, in light of the circumstances in which they were made, not misleading. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; PROVIDED that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letters referred to above) shall be effective until the Effective Date and, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Date. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs, including reasonable attorneys' fees, incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this SECTION 5.11(B) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses, including reasonable attorney's fees incurred in connection therewith or in connection with enforcing the rights of the Company or its Subsidiaries hereunder, suffered or incurred by any of them prior to the Effective Date in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to losses, damages, claims, costs or expenses arising from any information provided or statements made by the Company or any of its Subsidiaries.

          (c) For purposes of this Agreement, "INITIATION DATE" shall mean the latest to occur of (i) the date Parent and its Financing sources have received from the Company the Required Information and (ii) the later of (A) July 6, 2007 and (B) the Business Day after the date the Company files with the SEC the 2007 First Quarter 10-Q. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners.

          SECTION 5.12. SUBSEQUENT FILINGS. Until the Effective Date, the Company will use reasonable best efforts to timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Company under the Exchange Act (other than the Delayed Filings, which the Company shall use reasonable best efforts to file with the SEC as promptly as practicable after the date hereof). As of their respective dates, no form, report or other document filed by the Company with the SEC after the date hereof pursuant to the requirements of the Exchange Act, including the Delayed Filings, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such forms, reports and other documents, including the Delayed Filings, shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

          SECTION 5.13. PRESS RELEASES. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Law, including the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, each of the Company, Parent and Merger Sub may make any disclosures which are consistent with prior public releases or announcements made in accordance with this SECTION 5.13.

          SECTION 5.14. STOCK EXCHANGE LISTING; DE-REGISTRATION. Except as set forth in Section 5.14 of the Company Disclosure Letter, prior to the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws, including the rules and regulations of the NYSE and the other exchanges on which the Common Shares are listed, (a) to ensure that the Common Shares remain listed on the NYSE at all times prior to the Effective Date and that the Company remains in compliance in all material respects with the rules and regulations of the NYSE, and (b) to enable the delisting by the Surviving Corporation of the Common Shares from the NYSE and the other exchanges on which the Common Shares listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Date.

          SECTION 5.15. CONVERTIBLE SECURITIES. The Company shall take all necessary action pursuant to the terms of the Indenture, dated as of September 1, 1991 between Bausch & Lomb Incorporated and Citibank, N.A., as Trustee, as amended, to enter into, prior to the Effective Date, a supplemental indenture with Citibank, N.A., as Trustee under the Fifth Supplemental Indenture, dated as of August 4, 2003, under which the 2003 Convertible Securities were issued, in accordance with the terms of such Fifth Supplemental Indenture, and a supplemental indenture with Citibank, N.A., as Trustee under the Sixth Supplemental Indenture dated as of December 20, 2004, under which the 2004 Convertible Securities were issued, in accordance with the terms of such Sixth Supplemental Indenture, in each case to provide, among other things, that on and after the Effective Date the 2003 Convertible Securities and the 2004 Convertible Securities (as the case may be) will be convertible only into cash in an amount equal to the amount that the holders of the 2003 Convertible Securities or the 2004 Convertible Securities (as the case may be) would be entitled to receive in the Merger if they had validly converted their 2003 Convertible Securities or the 2004 Convertible Securities (as the case may be) into Common Shares immediately prior to the Effective Date.

          SECTION 5.16. TREATMENT OF CERTAIN NOTES. (a) Provided that the provisions of SECTIONS 5.16(E) and 5.16(F) are satisfied, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to commence, as soon as reasonably practicable after the receipt of a written request from Parent to do so, one or more offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the notes identified on Section 5.16 of the Parent Disclosure Letter (collectively, the "NOTES") on the terms and conditions specified by Parent (collectively, the "DEBT OFFERS"), it being understood that Parent may elect to exclude one or more series of such Notes from the Debt Offers; PROVIDED that the Company shall not be required to commence any Debt Offers until (i) the Solicitation Period End-Time shall have occurred, and (ii) Parent shall have provided the Company with the necessary offer to purchase, related letter of transmittal, and other related documents (collectively, the "OFFER DOCUMENTS"). The terms and conditions specified by Parent for the Debt Offers shall be only such terms and such conditions as are customarily included in offers to purchase of debt securities similar to the Notes and otherwise in compliance with applicable Laws. The closing of the Debt Offers shall be expressly conditioned on the completion of the Merger and shall be conducted in compliance with applicable Laws, including SEC rules and regulations. None of the Notes shall be required to be purchased, whether or not such repurchase is at the option of the Company or at the request of Parent, prior to the Effective Date. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Offers.

          (b) Subject to SECTIONS 5.16(E) and 5.16(F), with respect to any series of Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers' certificates or supplemental indenture governing such series of Notes (i) issue a notice of optional redemption (the "REDEMPTION NOTICE") for all of the outstanding principal amount of Notes of such series pursuant to the requisite provisions of the indenture and officer's certificate or supplemental indenture governing such series of Notes, or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge or defeasance of such series pursuant to the applicable provisions of the indenture and officer's certificate or supplemental indenture governing such series of Notes, and shall redeem or satisfy, discharge or defease, as applicable, such series in accordance with the terms of the indenture and officer's certificate or supplemental indenture governing such series of Notes on the Effective Date (the "DEBT REDEMPTION"); PROVIDED that (A) to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Date, it will be so conditioned, and (B) prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Date, as of the Closing, Parent shall set aside, or shall cause to be set aside sufficient funds to deliver to the Company to effect such redemption or satisfaction or discharge. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Redemption.

          (c) Subject to SECTION 5.16(A), the Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed in writing between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to make any change to the terms and conditions of the Debt Offers requested by Parent that decreases the price per Note payable in the Debt Offers or related consent solicitation as set forth in
Section 5.16(c) of the Parent Disclosure Letter or imposes conditions to the Debt Offers or related consent solicitation in addition to those set forth in
Section 5.16(c) of the Parent Disclosure Letter that are adverse to the holders of the Notes, unless such change is previously approved by the Company in writing.

          (d) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Notes for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the Offer Documents and shall become operative only concurrently with the Effective Date, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrently with the Effective Date, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.

          (e) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers and any Debt Redemptions, including the Offer Documents and the Redemption Notice, as applicable. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents and Redemption Notice. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Offers and Redemption Notice shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offers, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this SECTION 5.16(E), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

          (f) In connection with the Debt Offers and any Debt Redemption, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers and any Debt Redemption upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers and the Debt Redemption promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors and each Person that controls the Company within the meaning of Section 20 of the Exchange Act (each a "COMPANY PERSON") from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Debt Offers, Debt Redemption, or any actions taken, or not taken by Company, or at the direction of Company, pursuant to this SECTION 5.16 or at the request of Parent.

          SECTION 5.17. TERMINATION OF CERTAIN OTHER INDEBTEDNESS. (a) The Company shall use commercially reasonable efforts to deliver to Parent at least two Business Days prior to the Closing Date payoff letters from third-party lenders and trustees, in form and substance reasonably satisfactory to Parent, with respect to the indebtedness of the Company and its Subsidiaries identified on Section 5.17(a) of the Parent Disclosure Letter and any other indebtedness specified by Parent to the Company no later than 10 days prior to the Closing or entered into after the date hereof.

          (b) On the Closing Date, subject to Parent making available necessary funds to do so, the Company shall and shall cause its Subsidiaries to permanently (i) terminate the credit facilities requested by Parent to be so terminated, if and to the extent such facilities are either identified on
Section 5.17(b) of the Parent Disclosure Letter or specified by Parent to the Company no later than five days prior to Closing, and all related Contracts to which the Company and its Subsidiaries is a party, and (ii) to the extent the related facility is terminated pursuant to this SECTION 5.17, release any Liens on its assets relating to those facilities.

          SECTION 5.18. RESTRUCTURING. The Company shall, and shall cause its Subsidiaries to, (a) use commercially reasonable efforts to effect transfers of cash or cash equivalents of the Company and its Subsidiaries to a United States bank account of the Company, in a tax- and cost-efficient manner, in amounts specified and as directed by Parent in writing, such that the specified amounts of cash or cash equivalents are available not less than two Business Days prior to the Closing to fund the Merger Consideration in part; PROVIDED that such transfers of cash or cash equivalents shall not unreasonably interfere with the ability of the Company or its Subsidiaries to operate their respective businesses, and (b) keep Parent reasonably informed on a current basis as to the status of the proposed legal entity restructuring of its European operations. For the avoidance of doubt, it is understood that the failure of the Company or its Subsidiaries to make any such transfer of cash or cash equivalents shall not consitute a breach of clause (a) of this Section 5.18 if the Company uses, and causes its Subsidiaries to use, commercially reasonable efforts to effect such transfer.

          SECTION 5.19. SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company or and of its directors or officers relating to the Merger or any other transactions contemplated hereby, provided, however, that any such settlement shall not be agreed to without Parent's consent, which consent shall not be unreasonably withheld or delayed.

          SECTION 5.20. NO CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries' operations prior to the Effective Date. Prior to the Effective Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. The Requisite Shareholder Approval shall have been obtained.

          (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction, decree or other legal restraint issued by any Governmental Entity of competent jurisdiction or other Law, rule or legal restraint shall be in effect preventing, restraining or rendering illegal the consummation of any of the transactions contemplated by this Agreement. No Governmental Entity shall have commenced and not withdrawn any Proceeding seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by this Agreement.

          (c) REGULATORY CONSENTS. (i) Any waiting period under the HSR Act applicable to any of the transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted; and (ii) the European Commission shall have adopted a decision pursuant to the ECMR declaring the Merger compatible with the common market and, in the event that any aspect of any of the transactions contemplated by this

Agreement is referred to the competent authorities of any European Union member state pursuant to Article 9 of the ECMR (or is deemed to be so referred pursuant to Article 9 of the ECMR) and effecting such transactions prior to the granting of approval by the relevant authorities of such European Union member state would constitute a violation of the merger control laws applicable in that state, approval of the aspect of the transaction contemplated by this Agreement that was so referred (or deemed to be so referred) shall have been granted pursuant to the merger control laws applicable in the relevant European Union member state.

          SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties set forth in SECTIONS 3.02(A), 3.02(B), 3.02(C) and 3.03 shall be true and correct in all respects (except in the case of SECTION 3.02 for de minimis inaccuracies), in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (ii) the representations and warranties set forth in SECTIONS 3.06(B) (Absence of Certain Changes) and 3.22 (Required Vote of Company Shareholders) shall be true and correct in all respects, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Material Adverse Effect," "in all material respects", "material" or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); PROVIDED that any such representation or warranty shall be deemed to be untrue or incorrect only if the event, change, effect, development, condition or occurrence that resulted in such untruth or incorrectness, individually or when taken together with all other events, changes, effects, developments, conditions and occurrences that result in any and all other untruth or incorrectness in the representations and warranties of the Company set forth in this Agreement has had or would have a Material Adverse Effect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty).

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) OFFICERS CERTIFICATE. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in SECTIONS 6.02(A) and 6.02(B).

          SECTION 6.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each representation or warranty of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); PROVIDED that any such representation or warranty shall be deemed to be untrue or incorrect only if the event, change, effect, development, condition or occurrence that resulted in such untruth or incorrectness, individually or when taken together with all other events, changes, effects, developments, conditions or occurrences that result in any and all other untruth or incorrectness in the representations and warranties of Parent and Merger Sub set forth in this Agreement would reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date.

          (c) OFFICERS CERTIFICATE. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying as to the matters set forth in SECTIONS 6.03(A) and 6.03(B).

          SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in SECTION 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to SECTION 5.06.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 7.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding that the Requisite Shareholder Approval may have been obtained) prior to the Effective Date (with any termination by Parent also being an effective termination by Merger Sub):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this SECTION 7.01(B) shall have complied with its obligations under
SECTION 5.06;

          (c) by either the Company or Parent, if the Merger shall not have been consummated on or before the Outside Date; PROVIDED, that the right to terminate pursuant to this SECTION 7.01(C) shall not be available to any party whose failure (or, in the case of Parent, Merger Sub's failure) to perform or comply in all material respects with the covenants and agreements of such Person set forth in this Agreement shall have resulted in the failure of the Closing to occur by such date;

          (d) by either the Company or Parent, if the Special Meeting shall have been convened and a vote with respect to the adoption of the plan of merger contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the Requisite Shareholder Approval shall not have been obtained;

          (e) by the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result, if occurring or continuing on the Effective Date, in the failure of the conditions set forth in SECTION 6.03(A) or 6.03(B), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Parent, or which by its nature cannot be cured within such time period; PROVIDED that the Company shall not have the right to terminate this Agreement pursuant to this SECTION 7.01(E) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

          (f) by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in SECTIONS 5.02 and 5.04), which breach, either individually or in the aggregate, would result, if occurring or continuing on the Effective Date, in the failure of the conditions set forth in SECTION 6.02(A) or 6.02(B), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to the Company, or which by its nature cannot be cured within such time period; PROVIDED that Parent shall not have the right to terminate this Agreement pursuant to this SECTION 7.01(F) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

          (g) by Parent (i) if (A) a Change of Board Recommendation shall have occurred, (B) the Company or its Board of Directors (or any committee thereof) shall (1) approve, adopt or recommend any Acquisition Proposal or (2) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (C) within five Business Days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the shareholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (D) the Company shall have failed to include in the Proxy Statement distributed to shareholders its recommendation that shareholders adopt the plan of merger contained in this Agreement, or (E) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing; or (ii) if the Company shall have breached any of its obligations under SECTION 5.02 or 5.04;

          (h) by the Company at any time prior to receipt of the Requisite Shareholder Approval in accordance with, and subject to the terms and conditions of, SECTION 5.02(E)(II); PROVIDED that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement; or

          (i) by the Company if Parent has failed to consummate the Merger by 5:00 p.m. on the third Business Day after the final day of the Marketing Period and all of the conditions set forth in SECTIONS 6.01 and 6.02 (other than the delivery of the certificate described in SECTION 6.02(C)) would have been satisfied if the Closing were to have occurred on such date.

          The party desiring to terminate this Agreement pursuant to any of clauses (b) through (i) of this SECTION 7.01 shall give written notice of such termination to the other party in accordance with SECTION 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

          SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated and the Merger is abandoned pursuant to SECTION 7.01, this Agreement, except for the provisions of SECTIONS 5.05(B), the reimbursement and indemnity obligations in SECTION 5.11, the reimbursement and indemnity obligations in SECTION 5.16, 7.02, 7.03, 7.04, 7.05, 7.06 and ARTICLE VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, except as set forth in
SECTION 7.04 and SECTION 8.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

          SECTION 7.03. FEES AND EXPENSES. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          (b) If (i) at any time after the date of this Agreement an Acquisition Proposal shall have been made directly to the shareholders of the Company or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make an Acquisition Proposal, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Parent or the Company pursuant to SECTION 7.01(C) or 7.01(D) or by Parent pursuant to Section 7.01(F), and (iii) on or before the date that is 12 months after the date of such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal or consummates any Acquisition Proposal (which, for the avoidance of doubt, need not be the same Acquisition Proposal described in clause (i)) then, the Company shall pay to Parent the Termination Fee (MINUS any amount of Expenses previously paid in accordance with SECTION 7.03(F)), on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; PROVIDED that for purposes of this SECTION 7.03(B), (x) the term "ACQUISITION PROPOSAL" shall have the meaning assigned to such term in SECTION 5.02(I), except that the references therein to "25%" shall be deemed to be references to "50%".

          (c) If (i) Parent terminates this Agreement pursuant to SECTION 7.01(G) or (ii) the Company terminates this Agreement pursuant to SECTION 7.01(H), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (ii) of this section) or as promptly as reasonably practicable (and in any event within five Business
Days) after (in the case of termination by Parent pursuant to subclause (i) of this section) such termination, the Termination Fee, PROVIDED that if such termination is either (A) by Parent pursuant to SECTION 7.01(G)(I) and the event or circumstance giving rise to the right of termination is based on an Acquisition Proposal by an Excluded Party that remained an Excluded Party at the time of such event or circumstance or (B) by the Company pursuant to SECTION 7.01(H) in order to enter into a definitive agreement with respect to an Acquisition Proposal with an Excluded Party that remained an Excluded Party at the time of such termination, then, in each case, such payment shall instead be for the Excluded Party Termination Fee.

          (d) If the Company terminates this Agreement pursuant to SECTION 7.01(I), then Merger Sub shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination).

          (e) If (i) either Parent or the Company terminates this Agreement pursuant to SECTION 7.01(C), (ii) the final day of the Marketing Period occurred on or prior to the Outside Date or the Agreement is otherwise terminable by the Company pursuant to Section 7.01(e), and (iii) on the Outside Date all of the conditions set forth in SECTIONS 6.01 and 6.02 (other than the delivery of the certificate described in SECTION 6.02(C)) would have been satisfied if the Closing were to have occurred on such date, then Merger Sub shall pay the Reverse Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination).

          (f) If this Agreement is terminated by either Parent or the Company pursuant to SECTION 7.01(D) (or by either Parent or the Company pursuant to Section 7.01(b) or 7.01(c) at any time when this Agreement is terminable pursuant to SECTION 7.01(D)), then the Company shall pay to Parent an amount equal to the sum of Parent's and Merger Sub's reasonably documented Expenses (not to exceed $35 million) by wire transfer of immediately available funds to the account designated by Parent, within two Business Days after the date of such termination; PROVIDED that the payment by the Company of such Expenses pursuant to this SECTION 7.03(E) shall not relieve the Company of any obligation to pay the Termination Fee or the Excluded Party Termination Fee pursuant to any other provision of this SECTION 7.03.

          (g) For purposes of this Agreement:

          (i) "EXPENSES" means all reasonable out-of-pocket costs and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

          (ii) "EXCLUDED PARTY TERMINATION FEE" means an amount in cash equal to $40 million, which Excluded Party Termination Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

          (iii) "TERMINATION FEE" means an amount in cash equal to $120 million, which Termination Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

          (iv) "REVERSE BREAKUP FEE" means an amount in cash equal to $120 million, which Reverse Breakup Fee shall be paid (when due and owing) by Merger Sub to the Company by wire transfer of immediately available funds to the account designated by the Company.

          (h) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this SECTION 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Excluded Party Termination Fee or Expenses when due, or Parent or Merger Sub shall fail to pay the Reverse Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this SECTION 7.03, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

          SECTION 7.04. MAXIMUM RECOVERY. (a) Notwithstanding anything to the contrary in this Agreement, (i) the right to terminate this Agreement and (to the extent provided by SECTION 7.03) receive payment of the Reverse Breakup Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or the Guarantor for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of the Reverse Breakup Fee in accordance with SECTION 7.03, none of Parent, Merger Sub or the Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $120 million in the aggregate, inclusive of the Reverse Breakup Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Sub or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

          (b) The Company agrees that, notwithstanding anything herein to the contrary, (i) to the extent it has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to $120 million, (B) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or the Guarantor, and (C) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express


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


obligations of the Guarantor under the Guarantee; and (ii) in no event shall any "Non-Recourse Party" (as defined in the Guarantee) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

          SECTION 7.05. AMENDMENT. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after the Requisite Shareholder Approval but, after such adoption by the Requisite Shareholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

          SECTION 7.06. EXTENSION; WAIVER; REMEDIES. (a) At any time prior to the Effective Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which such waiver or extension is to be enforced.

          (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. For purposes of this SECTION 7.06, Parent and Merger Sub shall be deemed to constitute a single party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties made in ARTICLES III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Date. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Date, other than any covenant or agreement that by its terms contemplates performance after the Effective Date, including SECTIONS 5.07 and 5.08, which shall survive until fully performed.

          SECTION 8.02. ENTIRE AGREEMENT ASSIGNMENT. This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, PROVIDED


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


that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

          SECTION 8.03. JURISDICTION; VENUE. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any United States District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in United States District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 8.04. VALIDITY; SPECIFIC PERFORMANCE. (a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          (b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to ARTICLE VII, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge (except with respect to SECTION 5.05(B)) that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to such breach shall be the remedies set out in SECTION 7.04.

          SECTION 8.05. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:


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


                  if to Parent or Merger Sub:

                      WP Prism LLC
                      c/o Warburg Pincus LLC
                      466 Lexington Avenue
                      New York, New York  10017
                      Attention:  Sean D. Carney
                      Facsimile:  212-716-5040

                  with a copy to:

                      Cleary Gottlieb Steen & Hamilton LLP
                      One Liberty Plaza
                      New York, New York  10006
                      Attention:   Robert P. Davis, Esq.
                                    David Leinwand, Esq.
                      Facsimile:  212-225-3999

                  if to the Company:

                      Bausch & Lomb Incorporated
                      One Bausch & Lomb Place
                      Rochester, New York 14604
                      Attention: Robert B. Stiles
                      Facsimile: 585-338-0418


                  with a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York  10019
                      Attention:    Patricia A. Vlahakis, Esq.,
                                    Joshua R. Cammaker, Esq.
                      Facsimile:    212-403-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          SECTION 8.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within that State.

          SECTION 8.07. DESCRIPTIVE HEADINGS. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


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


          SECTION 8.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including SECTION 5.08, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for SECTION 5.07 and SECTION 7.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

          SECTION 8.09. RULES OF CONSTRUCTION. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document. As used in this Agreement, the words "HEREBY," "HEREIN," "HEREINAFTER" and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement, and the word "INCLUDING" shall be deemed to be followed by the phrase "without limitation." Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

          SECTION 8.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          SECTION 8.11. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

               "ACCEPTABLE CONFIDENTIALITY AGREEMENT" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

               "AFFILIATE" and "ASSOCIATE" have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

               "BENEFICIAL OWNERSHIP" has the meaning given to such term in Rule 13d-3 under the Exchange Act. Phases such as "beneficially own" or "own beneficially" have correlative meanings.

               "BUSINESS DAY" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

               "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement, dated as of August 25,2006 (as amended through the date of this Agreement), by and between the Company and Warburg Pincus LLC.

               "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 ET SEQ. of ERISA and Section 4980B of the Code or the group health plan requirements of

          Sections 601 ET SEQ. of the Code and Section 601 ET SEQ. of ERISA, and
          (v) under corresponding or similar provisions of foreign Laws.

               "DELAYED FILINGS" means the Company's Quarterly Report on Form 10-Q for the quarter ended on September 24, 2005, the Company's Quarterly Reports on Form 10Q for the quarters ended on April 1, July 1, and September 30, 2006, and the First Quarter 2007 10-Q.

               "DISSENTING SHARE" means each Class B Share that is issued and outstanding immediately prior to the Effective Date as to which the holder thereof has properly exercised appraisal rights, if any, available under Section 910 of the NYBCL.

               "KNOWLEDGE" of the Company means the actual knowledge of any of the persons set forth in Section 8.11 of the Company Disclosure Letter and "KNOWLEDGE" of Parent means the actual knowledge of any of the officers of Parent.

               "LIEN" means any mortgage, deed of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, restriction, option, right of first offer or refusal, charge, easement, right-of-way, encroachment, third party right or other encumbrance or title defect of any kind or nature.

               "MATERIAL ADVERSE EFFECT" means any event, change, effect, development, condition or occurrence that has, or would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company timely to perform its obligations under and consummate the transactions contemplated by this Agreement; PROVIDED, that in the case of clause (a) only, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (a) changes in general economic conditions, changes affecting the securities or financial markets in general, or changes or developments in the industries in which the Company and its Subsidiaries operate unless such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, or (b) public disclosure of the transactions contemplated hereby, (c) other than as a result of breach by the Company of the representations and warranties in SECTION 3.05, the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005, and the matters referred to in the Company's reports on Form 12b-25 filed with the SEC on, respectively, November 11, 2005, March 17, May 6, August 8 and November 9, 2006, and May 10, 2007, (d) the Company's failure to file in a timely manner its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and December 30, 2006 or, except to the extent required pursuant to Section 5.03(c) hereof, the Delayed Filings, (e) the matters contained in the Company's 2006 10-K under Item 3. "Legal Proceedings" and in Note 19. "Other Matters" in the financial statements contained in the 2006 10-K (in each case, other than the first paragraph and the "General Litigation Statement" thereof, but including the description of the recent audit committee investigation of the Company's Spanish subsidiary) and similar disclosures contained in
          Note 17. "Commitments and Contingencies" to such financial statements and in Item 7, Recent Developments, Legal Matters, (f) the recall of the Company's MoistureLoc product, (g) an act of terrorism within or affecting the United States or any jurisdiction where a material amount of the Company's and its Subsidiaries' business or assets are located or any outbreak or material worsening of any war (whether declared or not declared) or similar hostilities involving the United States or such jurisdiction, in each case, occurring after the date of this Agreement or any natural disaster or similar calamity affecting the United States or such jurisdiction, except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries,
          (h) any action of the Company or any of its Subsidiaries expressly required hereby or taken at the express request or with the express consent of Parent or Merger Sub, (i) any change in the market price or trading volume of securities of the Company in and of itself, PROVIDED that an event, change, effect, development, condition or occurrence causing or contributing to such change may be a Material Adverse Effect, subject to clauses (a) through (h), (j) and (k) of this paragraph (j) any failure by the Company to meet any internal projections or forecasts, PROVIDED that an event, change, effect, development, condition or occurrence causing or contributing to such failure may be a Material Adverse Effect, subject to clauses (a) through (i) and (k) of this paragraph, and (k) changes in any generally accepted accounting principles, tax laws or regulations or applicable accounting regulations or principles.

               "OUTSIDE DATE" means December 31, 2007, PROVIDED, that if the Marketing Period has not ended on or prior to December 31, 2007, then the Outside Date shall be deemed to be February 8, 2008.

               "PERMITTED LIENS" means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties,
          (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company set forth in Section
          8.11 of the Company Disclosure Letter, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings, (v) mechanics', materialmen's or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (vi) any other Liens that would not have, individually or in the aggregate, a Material Adverse Effect, (vii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

               "PERSON" means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including any Governmental Entity.

               "PLAN" means each "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA. including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, , and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof; PROVIDED that "multiemployer plans" (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Plans.

               "PLAN OF MERGER" means a plan of merger within the meaning of
          Section 902 of the NYBCL.

               "REPRESENTATIVES" means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

               "RESTRICTED STOCK UNITS" means all units under the Company's Long-Term Equity Equivalent Accumulation Plan and all stock units or restricted stock units under the following plans: the 1990 Plan, the 2001 Plan, the 2003 Plan, the Company's Director Stock Unit Plan, and the Annual Retainer Stock Plan for Non-Employee Directors.

               "SUBSIDIARY" means, when used with reference to a Person, any other Person (other than natural persons) of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such first Person.

               "TREASURY REGULATIONS" means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                     WP PRISM LLC


                                     By: /s/ Sean D. Carney
                                        ---------------------------------------
                                        Name: Sean D. Carney
                                        Title: Partner


                                     WP PRISM MERGER SUB INC.


                                     By: /s/ Sean D. Carney
                                        ---------------------------------------
                                        Name: Sean D. Carney
                                        Title: Partner


                                     BAUSCH & LOMB INCORPORATED


                                     By: /s/ Ronald L. Zarrella
                                        ---------------------------------------
                                        Name: Ronald L. Zarrella
                                        Title: Chairman, Chief Executive Officer






















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